SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    June 7, 2010

PTS, INC.

(Exact name of registrant as specified in its charter)

Nevada

000-25485

88-0380544

(State or other jurisdiction

(Commission File Number)     ( IRS Employer Identification Number)

 of incorporation)

3355 Spring Mountain Road, Suite 66, Las Vegas, Nevada                    89102

(Address of Principal Executive Offices)                                                        (Zip Code)

Registrant's telephone number, including area code:  (702) 997-3347

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2., below):

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

[  ]

Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4(c))

Item 8.01

Other Events.

On June 7, 2010, the Company issued a press release stating that the Company is preparing a Letter of Intent (“LOI”) to merge with a European tissue engineering company (“Target”).

The Company is unable to disclose the name and specifics about the Target until the LOI is signed. However, we can disclose that the Target was founded in 1997, focuses in the areas of regeneration of joint cartilage, development of tissue engineered bone substitutes, isolation, cultivation and differentiation of multipotent stem cells from follicular fluid.

The Target has two core competencies: (1) Cell Culturing (in vitro and cryopreservation); and Molecular biology/biochemistry (quantitative PCR, test for metabolic activity in cells, DNA/calcium/glycosaminglycan qualification).  According to the Target, it has functional assays using mesenchymal stem cells from human bone marrow and adipose tissue to quantify and qualitatively assess the effect of drug candidates.  Furthermore, the Target has represented to us that in comparison to standardized cell lines, high biological variability of primary culture cells presents an advantage in the process of drug discovery and testing and that, due to diverse responses of the cells on the tested molecule, effectiveness of the compound can be evaluated earlier in the process, thereby reducing time and cost of drug development.

The Company and the Target are working together on the final terms of the LOI and related merger agreements and auditors will soon be engaged to commence an audit of Target in preparation for the merger.

A copy of our press release on this matter is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

99.1

Press Release dated June 7, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: June 8, 2010

PTS, INC.

By:   /s/ Marc Pintar

Marc Pintar

Interim President and Chief Executive Officer